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The Commonwealth of Massachusetts

William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

Restated Articles of Organization

(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

(1) Exact name of corporation: MASS MEGAWATTS WINDPOWER,INC.

(2) Registered office address: 523 SOUTHBRIDGE STREET, WORCESTER, MA 01610
(number, street, city or town, state, zip code)

(3) Date adopted: AUGUST 31,2021
(month, day, year)

(4) Approved by:

(check appropriate box)

☐ the directors without shareholder approval and shareholder approval was not required;

OR

☑ the board of directors and the shareholders in the manner required by G.L. Chapter 156D and the corporation's articles of organization.

(5) The following information is required to be included in the articles of organization pursuant to G.L. Chapter 156D, Section 2.02 except that the supplemental information provided for in Article VIII is not required:*

ARTICLE I

The exact name of the corporation is:
MASS MEGAWATTS WINDPOWER,INC.

ARTICLE II

Unless the articles of organization otherwise provide, all corporations formed pursuant to G.L. Chapter 156D have the purpose of engaging in any lawful business. Please specify if you want a more limited purpose:**

A. ALL ASPECTS OF BUSINESS RELATED TO THE DEVELOPMENT AND SALE OF WIND POWER GENERATED ELECTRICITY.

B. ANY OTHER BUSINESS WHICH MAY LAWFULLY BE CARRIED ON BY A CORPORATION ORGANIZED UNDER THE MASSACHUSETTS BUSINESS CORPORATION LAW.

** Changes to Article VIII must be made by filing a statement of change of supplemental information form.*
*** Professional corporations governed by G.L. Chapter 156A and must specify the professional activities of the corporation.*

ARTICLE III

State the total number of shares and par value, * if any, of each class of stock that the corporation is authorized to issue. All corporations must authorize stock. If only one class or series is authorized, it is not necessary to specify any particular designation.

WITHOUT PAR VALUE		WITH PAR VALUE		
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
COMMON	158,000,000	NONE		

ARTICLE IV

Prior to the issuance of shares of any class or series, the articles of organization must set forth the preferences, limitations and relative rights of that class or series. The articles may also limit the type or specify the minimum amount of consideration for which shares of any class or series may be issued. Please set forth the preferences, limitations and relative rights of each class or series and, if desired, the required type and minimum amount of consideration to be received.

NOT APPLICABLE. NO SHARES WERE SPECIFIED WITH PREFERENCES, LIMITATIONS OR RIGHTS.

ARTICLE V

The restrictions, if any, imposed by the articles or organization upon the transfer of shares of any class or series of stock are:

NONE

ARTICLE VI

Other lawful provisions, and if there are no such provisions, this article may be left blank.

SEE ARTICLE VI, ATTACHED HERETO ON ATTACHMENT A.

Note: The preceding six (6) articles are considered to be permanent and may be changed only by filing appropriate articles of amendment.

**G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.*

ATTACHMENT A
Article VI

A. The corporation shall, to the fullest extent permitted by Section 67 of the Massachusetts Business Corporation Law, as the same may be amended an supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters re erred to in or covered by said Section, and the indemnification provided for herein, shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators o such a person.

B. The board of directors of the corporation may make, amend or repeal the bylaws of the corporation in whole or in part, except with respect to any revision thereof which by law, these Article of Organization or the corporation's bylaws require action by the stockholders.

C. No director shall be personally liable to the corporation o its stockholders for monetary damages for any breach of fiduciary duty by such director as a director notwithstanding any provision of law imposing such liabilities, except (i) f r breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for act or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Sections 61 or 62 of the Massachusetts Business Corporation law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Massachusetts Business Corporation Law is hereafter a ended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the full extent permitted by the Massachusetts Business Corporation Law, as so a ended.

Any repeal or modification of the foregoing paragraph by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE VII

The effective date of organization of the corporation is the date and time the articles were received for filing if the articles are not rejected within the time prescribed by law. If a later effective date is desired, specify such date, which may not be later than the 90th day after the articles are received for filing:

It is hereby certified that these restated articles of organization consolidate all amendments into a single document. If a new amendment authorizes an exchange, or effects a reclassification or cancellation, of issued shares, provisions for implementing that action are set forth in these restated articles unless contained in the text of the amendment.

Specify the number(s) of the article(s) being amended: NONE

Signed by: [signature], *(signature of authorized individual)*

- ☑ Chairman of the board of directors,
- ☐ President,
- ☐ Other officer,
- ☐ Court-appointed fiduciary,

on this 31 day of AUGUST, 2021.

THE COMMONWEALTH OF MASSACHUSETTS

I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with, and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on:

August 31, 2021 04:05 PM

William Francis Galvin

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth